Assured Guaranty Disputes Moody’s Rating Decision and Announces Future Actions
HAMILTON, Bermuda—January 18, 2013—Assured Guaranty Ltd. (together with its subsidiaries, Assured Guaranty or the Company) (NYSE:AGO) today released the following statement by Dominic Frederico, President and Chief Executive Officer, in response to the announcement by Moody’s Investors Service Inc. (Moody’s) of new credit ratings for Assured Guaranty and its subsidiaries, including revised insurance financial strength ratings of A2 (stable outlook) for Assured Guaranty Municipal Corp. (AGM), A3 (stable outlook) for Assured Guaranty Corp. (AGC) and Baa1 (stable outlook) for Assured Guaranty Re Ltd. (AG Re):

“We strongly disagree with Moody’s assignment of an A2 rating to AGM, especially given Moody’s statements in its own release that AGM has capital adequacy ‘corresponding to a high Aa score’ and insured portfolio characteristics that are ‘high investment grade.’ Moody’s based its downgrade on its subjective, qualitative factors of ‘Franchise Value and Strategy,’ ‘Profitability’ and ‘Financial Flexibility,’ which we will refute later in this release.
“Moody’s ratings now appear to be determined by unsupported qualitative factors and assumptions about future product demand, future profitability and future stock price that have little or no relevance to the Company’s actual ability to meet all of its financial obligations with the highest certainty. When a company’s financial strength and the quality of its insured portfolio are no longer the dominant factors in its ‘financial strength rating,’ there is a serious flaw in the rating process. A close reading of Moody’s release also reveals contradictions and inconsistencies that essentially discredit it.
“After announcing its credit watch for Assured Guaranty companies in March 2012, Moody’s published a Summary Rating Rationale, which cited their key rating factors, including their qualitative factors, and placed AGM and AGC clearly in the Aa category. In yesterday’s report, Moody’s rated our performance on those same qualitative factors significantly below where Moody’s rated them just ten months ago, even though our actual performance on each of those factors has since been stable or improved and there is general agreement, even at Moody’s, that the economy has improved. This is further evidence that a downgrade is unjustified.
“Another troubling aspect of Moody’s rating process is that it was conducted without the transparency mandated under the Dodd-Frank Act and required by Moody’s own Professional Code of Conduct, which is posted on Moody’s website.1 Specifically, Moody’s still has not shared material capital model results with us, despite our repeated requests throughout the process. As importantly, on the limited information provided, Moody’s would not discuss underlying assumptions used to achieve these summary results nor assure us that all Moody’s rated companies are stressed similarly.

“If we look at the three years since our last detailed Moody’s review, when AGM and AGC were assigned ratings of Aa3, we have materially increased our financial strength while significantly decreasing our insured exposures. During this period of global financial stress, Assured Guaranty produced a total of $1.8 billion in operating earnings. We increased statutory capital by $1.4 billion and decreased our statutory insured par in force by $116 billion, which included an $11.1 billion reduction of U.S. residential mortgage-backed securities (RMBS). Currently, 22% of our remaining U.S. RMBS par exposure is covered by loss mitigation agreements, further protecting Assured Guaranty’s capital. Our solid capital position and decreasing exposure over this time period has also resulted in a 38% reduction in our insured leverage. We also held total claims-paying resources at approximately $12.5 billion even after paying over $3.0 billion (before R&W recoveries) to protect policyholders. These strong results certainly should have led, at a minimum, to a rating affirmation.

“Additionally, over the last three years, representation and warranty (R&W) providers have paid or agreed to pay $2.7 billion for R&W breaches in our insured RMBS, bringing the total to date to $2.8 billion, significantly curtailing our exposure to future adverse development in this asset class. We have further opportunities to recover more losses from the R&W providers who have not settled but are subject to outstanding litigation that has so far been favorable for financial guarantors. This should further contribute to maintaining capital adequacy.

“As to market penetration, we have been facing an extraordinarily challenging business environment, with historic low interest rates, tight credit spreads and ratings reviews. Moody’s seems to believe this market environment is permanent, even though their own review for downgrade further contributed to our challenging conditions, creating a self-fulfilling prophecy with respect to new business levels. Despite those conditions, we have selectively insured over 4,000 municipal transactions sold in the primary market, exceeding $57 billion in par, while maintaining our credit underwriting standards and improving our pricing. This demonstrates both the fundamental demand for our guaranty and our underwriting discipline. We believe Moody’s should view our restraint under these conditions positively and certainly not assume these market conditions are permanent.

“Our more than $4.9 billion of net deferred premium revenue and approximately $400 million of annual investment income provide a solid base of earnings for years to come, giving us the flexibility to pursue only business that meets our rigorous underwriting standards.

“We are confident about our ability to serve our markets and build our business based on our proven value proposition and our track record of solid performance. We also have confidence that, irrespective of Moody’s action, informed issuers and investors understand our true strength and the value our guaranty provides.”

Today, Assured Guaranty's Board of Directors authorized a $200 million share repurchase program.2 This latest repurchase program replaces the prior authorization, under which Assured Guaranty repurchased approximately 2.1 million common shares out of the 5 million common shares authorized. The funds for this program will be provided by the parent holding company, Assured Guaranty Ltd., and will have no impact on the capital resources of the financial guaranty subsidiaries. Additionally, the Company:

•	intends to launch during 2013 a new municipal-only financial guaranty insurer to increase its penetration in the public finance market; it will not carry a Moody's rating;

•	will continue to pursue strategic insured bond purchases and consensual transaction terminations on favorable terms; and

•	will develop plans to increase capital flexibility within the Assured Guaranty group while maintaining the highest possible ratings at its principal operating companies.

Assured Guaranty’s Specific Responses to Moody’s Key Factor Comments:

Moody’s wrote: “Factor 1: Franchise Value and Strategy – Moody’s assessment of this factor balances AGM’s position as the sole active financial guarantor to survive the 2007-2009 US financial crisis intact against the dramatic decline of the industry. Structured finance business, which accounted for a meaningful portion of AGM’s pre-crisis activity, has virtually disappeared. The target market for insuring US public finance issuance (now primarily mid-to-low investment grade municipal bonds) has also declined, and is now less than one-third its size in 2006. While AGM benefits from its position as the most active player in a smaller industry, its overall business activity, as measured by the present value of gross premiums written, remains well below pre-crisis levels. The secular narrowing of its business opportunities and related pressure on value creation result in our low investment-grade (Baa) assessment of this rating factor.”
Assured Guaranty response:

•	Ten months ago, Moody’s assessed AGM’s Franchise Value and Strategy as single-A (a full ratings grade higher).

•
Despite having been on rating review for most of the year, facing historic low interest rates and tight credit spreads -- AGM insured 1,160 credits in 2012 in the primary market, representing $13 billion in par insured.

•	In the secondary market, we issued 610 policies representing an additional $1.3 billion of par in 2012.

Moody’s wrote: “Factor 2: Insurance Portfolio Characteristics – AGM’s insured portfolio is somewhat bifurcated from a risk perspective, with a historically low-loss core municipal book as well as exposure to certain sectors and credits experiencing material credit stress. Based on Assured Guaranty’s internal ratings, the portion of AGM’s 3Q2012 insured net par outstanding considered below investment grade was roughly 3.3%. Under Moody’s scenario analyses, AGM’s credit risk ratio (expected loss) and tail risk ratio (stress case loss) were also consistent with a high investment-grade score for this factor. In developing these estimates, certain adjustments were made to input parameters for Moody’s Portfolio Risk Model to account for the 2010 recalibration of Moody’s US public finance ratings to the global scale. However, the portfolio does have material exposure to legacy mortgage-related risks, which are highly sensitive to weakness in the macroeconomic environment, and large risks among individual municipal credits. We therefore consider the company’s portfolio characteristics score to be in the A rating range.”
Assured Guaranty response:

•	Ten months ago, Moody’s assessed AGM’s Insurance Portfolio Characteristics as Aa (a full ratings grade higher).

•	Since then, the percentage of AGM’s net par outstanding rated below investment grade has gone down from 3.6% to 3.3%, a decrease of $1.5 billion.

•	From year-end 2011 to third quarter 2012, Assured Guaranty’s statutory net par to statutory capital has improved from 95:1 to 88:1.

•
From year-end 2011 to third quarter 2012, Assured Guaranty’s below-investment-grade U.S. RMBS net par outstanding has gone down from $13.2 billion to $11.5 billion, and at third quarter 2012, $4.2 billion of Assured Guaranty’s $19.1 billion of U.S. RMBS net par was covered by loss mitigation agreements.

•	Based on the limited data provided by Moody’s, it appears that their concern over RMBS exposures is related to their stress loss estimates, which we calculated could arise only if over 80% of all mortgages remaining in our portfolio default. This is an unrealistic assumption. Such a catastrophic scenario would raise serious questions as to the viability of our national and local governments, the private sector and the economy in general. Applying such extreme modeling assumptions selectively to Assured Guaranty is clearly inconsistent with rating methodologies that purportedly produce rating consistency across Moody’s single-scale rated universe. We are aware of no other credit that Moody’s requires to survive such adverse conditions in order to be rated in the Aa range.

•
Most market analysts have stated they believe the housing market has clearly turned the corner into recovery. Moody’s Analytics’ chief economist wrote last month that “housing is turning from an economic headwind into a tailwind.”

Moody’s wrote: “Factor 3: Capital Adequacy – Our assessment of AGM’s point-in-time capital adequacy is very strong, reflecting the relative emphasis on municipal risks as well as loss-mitigation activities related to RMBS. Based on our base case estimated loss distribution, AGM holds claims-paying resources sufficient to cover losses at a confidence level corresponding to a high Aa score. In this analysis, insured RMBS and certain other stressed exposures are excluded from our Portfolio Risk Model, in order to allow for a separate detailed loss assessment of those transactions. Potential losses estimated for these stressed exposures are then combined with the modeled losses on remaining exposures to derive an aggregate loss distribution for the overall portfolio. However, estimates of capitalization can vary considerably based on underlying assumptions about default probability, loss-given default, and correlation. This kind of variability, leads us to assess capitalization somewhat more conservatively than modeling might suggest, but still in the Aa range for this factor.”
Assured Guaranty response:

•	Ten months ago, Moody’s assessed AGM’s capital adequacy as Aa (unchanged).

•
Moody’s assessment of AGM’s capital adequacy and their poorly disclosed changes to their capital risk model violate transparency requirements of their own policies as well as those of the Dodd-Frank Act.

•	We note that their language suggests their Portfolio Risk Model yielded an even better result for AGM than their assessment indicates.

Moody’s wrote: “Factor 4: Profitability – AGM sustained large losses during the financial crisis as a result of claims related to mortgage securitizations. However, profitability has rebounded in recent periods. For the three years ended December 31, 2011, AGM recorded an average statutory return on equity of 15.7%, aided by representation and warranties recoveries from mortgage originators and sponsors of RMBS. Profitability has also been enhanced by large opportunistic purchases of AGM-insured RMBS securities at deep discounts, which are financially beneficial but suggest a lack of investor confidence. Evaluated over longer time horizons, however, profitability has weakened notably, with 5-year and 10-year average statutory returns on equity at 0.5% and 6.8%, respectively, which lags those of its specialty insurance and reinsurance peers and, given the low levels of new business production, we believe AGM’s profitability will remain under pressure. Consequently, Moody’s views AGM’s profitability to be consistent with a score in the single-A range.”
Assured Guaranty response:

•	Ten months ago, Moody’s assessed AGM’s profitability as Aa (a full ratings grade higher).

•	AGM’s profitability has remained relatively stable since then.

•
Moody’s points to AGM’s return on statutory capital of 15.7% for the three years ending December 2011 and then needs to go back to five-year and 10-year averages to justify its assessment. If Moody’s wants to base our ratings on the future, how does what happened five or ten years ago matter? This is an instance of selective justification.

•
Concern over future profitability ignores Assured Guaranty’s $4.9 billion of net deferred premium revenue, which will protect Assured Guaranty’s earnings for five to eight years – a claim no other specialty insurer can make.

Moody’s wrote: “Factor 5: Financial Flexibility – AGM’s financial leverage is characterized by a relatively modest debt load, and operating earnings coverage has been relatively strong over the past three years. As with profitability, however, earnings coverage is weaker when a longer time frame (e.g. five years) is considered. More importantly, in our view, various market indicators (such as the firm’s low stock price relative to operating book value per share, and its elevated CDS spreads) suggest that the firm’s financial flexibility in accessing new funds on a cost-effective basis could be quite constrained. For these reasons, we score AGM’s financial flexibility in the Baa range.”

•	Ten months ago, Moody’s rated AGM’s financial flexibility Aa (two full ratings grades higher).

•	Since then, AGM’s CDS spreads have come in by 24%.

•	Assured Guaranty has demonstrated throughout the credit crisis its ability to access capital in the market when needed.

•	Since December 2007, Assured Guaranty has raised over $1.7 billion in equity and debt securities through multiple transactions and also executed an innovative $435 million reinsurance contract.

•	Given our “high Aa” capital position, there has been no need to raise capital during the last 10 months.

“In light of Moody’s need to rely on subjective, qualitative factors to arrive at these ratings,” added Mr. Frederico, “we can only conclude that Moody’s has chosen to make assessments that do not reflect reality in order to reach a predetermined conclusion.

“We believe Moody’s action negatively impacts all investors and encourage all affected parties to write Moody’s Board of Directors, the SEC and Treasury to prevent, in the future, unjustified, unsupported and inconsistent ratings impacting the market.”

According to its Code of Professional Conduct, Moody’s “will publicly disclose… any material modifications to its rating methodologies and related significant practices, procedures, and processes,” make “such material modifications…subject to a ‘request for comment’ from market participants prior to their implementation” where feasible and appropriate, and “will publish sufficient information about its loss expectations and cash flow analysis relating to a structured finance Credit Rating so that a financial market professional can understand the basis for the Credit Rating.” The code may be found at http://www.moodys.com/Pages/reg001003.aspx.
2 This repurchase authorization may be implemented in the open market, in privately negotiated transactions, block trades, accelerated repurchases and/or through option or other forward transactions.

Assured Guaranty Ltd. is a publicly traded Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty and its subsidiaries can be found at www.assuredguaranty.com.

Cautionary Statement Regarding Forward-Looking Statements:
Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's expectations about its future R&W recoveries, including from litigation, demand for its insurance, future losses in its insured portfolio, its ability to obtain capital from external sources, its ability to pursue strategic initiatives and other forward-looking statements could be affected by a rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured, all of which have occurred in the past, and may occur again in the future, developments in the world's financial and capital markets that adversely affect issuers' payment rates, Assured Guaranty's loss experience, its access to capital, its unrealized (losses) gains on derivative financial instruments or its investment returns, changes in the world's credit markets, segments thereof or general economic conditions, the impact of ratings agency action with respect to sovereign debt and the resulting effect on the value of securities in the Company's investment portfolio and collateral posted by and to the Company, more severe or frequent losses implicating the adequacy of Assured Guaranty's expected loss estimates, the impact of market volatility on the mark-to-market of the Company's contracts written in credit default swap form, reduction in the amount of insurance opportunities available to the Company, deterioration in the financial condition of the Company's reinsurers, the amount and timing of reinsurance recoverables actually received, the risk that reinsurers may dispute amounts owed to the Company under its reinsurance agreements, the possibility that the Company will not realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions, the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures, increased competition, including from new entrants into the financial guaranty industry, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, Assured Guaranty's dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of January 18, 2013, and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com
Michael Walker, 212-261-5575
Managing Director, Fixed Income Investor Relations
mwalker@assuredguaranty.com
Ross Aron, 212-261-5509
Vice President, Equity Investor Relations
raron@assuredguaranty.com

Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com